CONSENT TO SUB-SUBLEASE

This Consent to Sub-Sublease (“Agreement”) is made this 31st day of March, 2005, by and among BETHESDA PLACE II LIMITED PARTNERSHIP (“Landlord”), a Maryland limited partnership, INFORMAX, INC. (“Informax”), a Delaware corporation, and FIRST POTOMAC REALTY TRUST (“First Potomac”), a Maryland real estate investment trust.

RECITALS

A. Landlord and Power Services Company, formerly known as PG&E National Energy Group Company, formerly known as PG&E Generating Company (“PGE”), as successor-in-interest to U.S. Generating Company, entered into a certain Office Lease Agreement dated June 25, 1998, whereunder Landlord leased unto PGE the first (1st) through eleventh (11th) floors of the building (the “Building”) known by street address as 7600 Wisconsin Avenue, Bethesda, Maryland.

B. By Sublease dated September 21, 2000 as amended by First Amendment to Sublease dated April 29, 2003 (collectively, the “Sublease”), PGE subleased to Informax approximately 18,095 rentable square feet of space on the eleventh floor of the Building (such 18,095 rentable square foot space being referred to herein as the “Premises”); and

C. PGE has assigned its interest under the Sublease to Landlord.

D. Informax has requested Landlord’s consent to the sub-sub letting by Informax to First Potomac of the Premises.

C. Landlord is willing to consent to the sub-subletting of the Premises by Informax to First Potomac, subject to all of the terms and provisions contained in this Agreement.

ACCORDINGLY, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Landlord hereby consents to the sub-subletting of the Premises by Informax to First Potomac pursuant to the agreement of the Sub-Sublease (the “Sub-Sublease”) annexed hereto as Exhibit A but subject to the terms and provisions of this Agreement.

2. This consent shall not be deemed a consent to the assignment of the Sub-Sublease, the further sub-subletting of the Premises, or the alteration of the Premises. The Sub-Sublease may not be assigned, modified, amended, or extended and, except as set forth in the Sub-Sublease, the Premises may not be altered or further sub-sublet in whole or in part without the prior written consent of Landlord in each instance. Notwithstanding the preceding, Landlord acknowledges that the leasehold improvements described on Exhibit B attached hereto as a part hereof (‘Initial Leasehold Improvements”) may be made to the 11th Floor Premises by First Potomac and that neither First Potomac nor InforMax shall be required to remove such alterations at the end of the Term. The Initial Leasehold Improvements consist of two phases: Phase 1 will be completed at the outset of the Term and Phase II will be completed at a later date. Should InforMax or Landlord elect, at the time of consenting to alterations or additions to be made by First Potomac on the 11th Floor Premises other than the Initial Leasehold Improvements (‘Subsequent Alterations ”), that the Subsequent Alterations be removed on the expiration of the Term, First Potomac agrees that InforMax or Landlord shall have the right to cause same to be removed at First Potomac’s sole cost and expense; provided, however, that so long as the Subsequent Alterations are consistent in all material respects with the tenor, scope, and nature of the Initial Leasehold Improvements, neither Landlord nor InforMax shall have the right to require First Potomac to remove such Subsequent Alterations on the expiration of the Term. First Potomac agrees to reimburse InforMax or Landlord as Additional Rent for the cost and expense of such removal and repairing any damage resulting therefrom.

3. This consent shall not be construed to waive, modify, amend, or affect (a) any of the terms or provisions of the Lease or Sublease, (b) any of Informax’s obligations under the Sublease, or (c) any rights or remedies of Landlord under the Lease or Sublease. The terms and provisions of the Lease and Sublease shall continue to apply to the Premises and their occupants, as if the Sub-Sub lease had not been made.

4. This consent shall not be deemed to enlarge or increase any of Landlord’s obligations under the Lease or Informax’s rights under the Sublease or to waive, release, or discharge any existing or future breach, default, or liability of Informax under the Sublease. Informax shall remain liable and responsible for the full performance and observance of all of the terms and provisions of the Sublease on Informax’s part to be observed or performed. If Informax shall default in the payment of any rent under the Sublease, Landlord may collect any rents due or accruing from First Potomac and apply the net amounts collected to the rents reserved under the Sublease, but the receipt by Landlord of such amount from First Potomac shall not be deemed to release Informax from its obligations or liability under the Sublease or to constitute Landlord’s acceptance of First Potomac as a direct sub-subtenant.

5. The Sub-Sublease is and shall be at all times subject and subordinate to the Lease and the Sublease and to all matters to which the Lease and the Sublease is subject and subordinate. The Sub-Sublease also is and shall be subject to all of the terms, covenants, agreements, provisions, and conditions of the Lease and the Sublease. In any conflict between the provisions of the Lease or Sublease and the provisions of the Sub-Sublease, the provisions of the Lease or Sublease shall prevail. Notwithstanding the preceding, if Landlord shall fail or refuse to comply with any of the respective provisions of the Lease or Sublease, Landlord and Informax acknowledge and agree that First Potomac may communicate directly with Landlord and/or its management agent with respect to day-to-day matters within the scope of services provided by Landlord to, and for use and occupancy of, the 11th Floor Premises under the terms of the Lease. First Potomac also shall have the right to enforce directly Landlord’s obligations under the Lease.

6. Landlord makes no representation or warranty concerning the Lease, the Sublease, the Sub-Sublease, the Premises, the Building or any matter or thing related to them. This Agreement shall not constitute Landlord’s approval or ratification of any of the provisions of the Sub-Sublease and Landlord shall not be bound or estopped by any of the provisions of the Sub-Sublease in any way. Notwithstanding the foregoing sentence, Landlord hereby agrees as follows:

6.1 First Potomac shall have the right to display its name and, subject to Landlord’s approval, the names often (10) of its officers, on the Building directory in the size and style or lettering used by Informax First Potomac may display its name and logo on the corridor wall adjacent to the 11th Floor Premises, subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed and at First Potomac’s expense. At the expiration or earlier termination of the Term, First Potomac shall remove such name and logo at its sole cost and expense and in a good and workmanlike manner.

6.2 Should First Potomac require heating or cooling services beyond the Normal Business Hours for the Building stipulated in Section 1B(23) of the Lease, First Potomac may request that Landlord furnish such additional service at the then-prevailing hourly rate, by written or telephonic notice delivered to Landlord at the office of the Building during Normal Business Hours, at least two (2) hours in advance of the beginning of the period of time for which such usage is requested.

7. Upon the expiration or any earlier termination of the term of the Sublease, or in case Landlord accepts surrender of the Sublease by Informax, except as provided in the next sentence, the Sub-Sublease and its term shall expire and come to an end as of the effective date of such expiration, termination, or surrender and First Potomac shall vacate the Premises on or before such date. If the Sublease shall expire or terminate during the term of the Sub-Sublease for any reason other than condemnation or destruction by fire or other cause, or if Informax shall surrender the Sublease to Landlord during the term of the Sub-Sublease, either Landlord or First Potomac, in its sole discretion, upon written notice given to Informax and Landlord or First Potomac, as applicable, on or before the effective date of such expiration, termination or surrender, without any additional or further agreement of any kind on the part of Landlord or First Potomac, may elect to continue the Sub-Sublease as a direct sublease between Landlord and First Potomac (provided that the terms and provisions of the Sublease shall be deemed incorporated in the Sub-Sublease to the same extent as if the Sublease had not expired or terminated). In that event, First Potomac shall attorn to Landlord and Landlord and First Potomac shall have the same rights, obligations and remedies under the Sub-Sublease as Informax and First Potomac, respectively, had thereunder prior to such effective date, except that Landlord shall not be (1) liable for any act, omission, or default of Informax under the Sub-Sublease or for the return of all or any part of any security deposit not actually received by Landlord (and First Potomac shall have no claim against any security deposited under the Sublease), or (2) subject to any offsets, claims, or defenses that First Potomac had or might have against Informax, or (3) bound by any rent or additional rent or other payment paid by First Potomac to Informax in advance, or (4) bound by any modification, amendment, or abridgment of the Sub-Sublease made without Landlord’s prior written consent. Upon expiration of the Sub-Sublease pursuant to the provisions of the first sentence of this Paragraph 7, if First Potomac shall fail to vacate the Premises as provided in the Sub-Sublease, Landlord shall have against First Potomac all of the rights and remedies available against Informax under the Sublease and Lease as well as the rights and remedies available generally to a Landlord against a tenant holding over after the expiration of a term.

8. Both Informax and First Potomac at all times shall be liable for all bills rendered by Landlord pursuant to the Lease or Sublease for charges incurred by or imposed upon First Potomac for services rendered and materials supplied to the Premises.

9. Informax represents that, as of the date hereof and to the best knowledge of Troy Gardner, Director, Global Real Estate and Equipment, that all of the obligations of Landlord under the Sublease have been complied with and performed by Landlord and that Landlord is not in default under the Sublease. Mr. Gardner shall have no personal liability under this Agreement.

10. Informax and First Potomac each severally represents and warrants to Landlord that the information supplied to Landlord by each of Informax and First Potomac in connection with obtaining this Consent to Sub-Sublease (including, but not limited to, all summaries, financial statements, notices, and other documents) is true and complete in all material respects and that no consideration has been or will be paid by First Potomac for or in connection with the Sub-Sublease or the sale of any furniture, furnishings, fixtures, or improvements in the Premises that has not been disclosed in the Sub-Sublease. Also, Informax and First Potomac each severally represents and warrants to Landlord that Exhibit A is a complete and correct copy of the Sub-Sublease and that there are no other agreements between them relating to the Sub-Sublease, or the use or occupancy of the Premises or the furniture, furnishings, fixtures, or improvements therein. The representations and warranties contained in this Paragraph 10 shall be deemed incorporated in the Sublease and the material inaccuracy of any of such representations and warranties shall constitute a default under the Sublease entitling Landlord to exercise any or all the remedies for default provided in the Sublease or otherwise available at law or in equity.

11. Any notice, demand, consent, approval, disapproval, or statement (collectively, “Notices”) given under the Sub-Sublease or under this Agreement shall be given in accordance with the terms of the Lease, except that such Notices, if given to Informax or First Potomac shall be addressed to such parties at the addresses set forth in Section 17 of the Sub-Sublease. Each party to this Agreement shall have the right to designate a different address by delivering at least ten (10) days prior written notice to the other parties to this Agreement.

12. Informax and First Potomac agree that Landlord shall not be responsible for the payment of any commissions or fees in connection with the Sub-Sublease and they each jointly and severally agree to indemnify and hold Landlord harmless from and against any claims, liability, losses or expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with any claims for commissions or fees by any broker or agent in connection with the Sub-Sublease.

13. This Agreement shall not be effective until executed by each of Landlord, Informax and First Potomac. This Agreement may be executed in several counterparts, all of which shall constitute one and the same document. This Agreement may be executed by facsimile and facsimile signature pages will be fully binding on each of Landlord, Informax and First Potomac.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first written above.

BETHESDA PLACE II LIMITED PARTNERSHIP By: 7626 Wisconsin Corp.

By:
Name:
Title:

INFORMAX, INC.

By:
Name:
Title:

FIRST POTOMAC REALTY TRUST

By:
Name:
Title:

EXHIBIT A
THE SUB-SUBLEASE

SUB-SUBLEASE

THIS SUB-SUBLEASE (“this Sub-Sublease”) made as of the 31st day of March, 2005 (“Effective Date”), between INFORMAX, INC., a Delaware corporation qualified to do business in the State of Maryland (“InforMax”), and FIRST POTOMAC REALTY TRUST, a Maryland real estate investment trust (“First Potomac”).

EXPLANATORY STATEMENT

A. Power Services Company, formerly known as PG&E National Energy Group Company, formerly known as PG&E Generating Company (“PGE”), as successor in interest to U.S. Generating Company, a California general partnership, is the “Tenant” under a certain Office Lease Agreement dated June 25, 1998 (the “Lease”), a true and correct copy of which is attached hereto as Exhibit A and hereby made a part hereof, by which it has leased the first (1st) through the eleventh (11th) floors (“Premises”) of the building located at 7600 Wisconsin Avenue, Bethesda, Maryland 20814, commonly known as Bethesda Place II (the “Building") from Bethesda Place II Limited Partnership, a Maryland limited partnership (“Landlord”).

B. Pursuant to a Sublease (“Original PGE/InforMax Sublease”) dated September 21, 2000, InforMax subleased from PGE, and PGE subleased to InforMax, approximately 36,190 rentable square feet of space on the tenth (10th) and eleventh (11th) floors of the Building (the “Original Subleased Premises").

C. Pursuant to a First Amendment to Sublease (such document, together with the Original PGE/InforMax Sublease, are hereinafter collectively referred to as the “InforMax Sublease") dated as of April 29, 2003, that portion of the Original Subleased Premises located on the tenth (10th) floor of the Building was released from the InforMax Sublease. As a result, the area subleased by InforMax from PGE is the entire eleventh (11th) floor of the Building, which contains 18,095 rentable square feet (the “11th Floor Premises"). A true and correct copy of the InforMax Sublease is attached hereto as a part hereof as Exhibits.

D. By letter dated July 15, 2004, Landlord advised InforMax that PG&E had assigned its interest to Landlord. As a result, Landlord holds the reversionary estate under the InforMax Sublease estate, the leasehold estate under the Lease, and the reversionary estate under the Lease. References in this Sub-Sublease to “Landlord” shall refer to it in its relevant capacity under the InforMax Sublease and the Lease, as the case may be and as the context may require.

E. First Potomac desires to sub-sublease from InforMax, and InforMax desires to sub-sublease to First Potomac, the 11th Floor Premises, all on the terms and conditions set forth in this Sub-Sublease.

NOW, THEREFORE, in consideration of the rents, covenants and agreements herein contained, IT IS HEREBY AGREED AS FOLLOWS:

1. Explanatory Statement; Sub-Subleased Premises and Term.

1.1 Explanatory Statement. The Explanatory Statement set forth above is incorporated herein as though fully set forth. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the InforMax Sublease.

1.2 Term. InforMax hereby sub-subleases the 11th Floor Premises to First Potomac and First Potomac hereby sub-subleases the 11th Floor Premises from InforMax upon and subject to the terms, covenants, rentals and conditions herein set forth. The term (“Term”) of this Sub-Sublease shall begin on the Effective Date and shall expire, unless earlier terminated as provided in this Sub-Sublease, on October 30, 2012 (“Expiration Date”). First Potomac shall have no right to extend or renew the Term beyond the Expiration Date or to exercise any rights granted to InforMax under Section 24 of the InforMax Sublease.

1.3 Sub-Sublease Year. For purposes of this Sub-Sublease, the term “Sub-Sublease Year” means each twelve (12) month period during the Term beginning on the first day of the month coincident with or next following the Rent Commencement Date (as defined below) and each subsequent anniversary thereof; provided, however, that the last Sub-Sublease Year of the Term shall end on the Expiration Date.

2. Delivery and Acceptance. InforMax shall deliver, and First Potomac agrees to accept, possession of the 11th Floor Premises in their as is, where is, with all faults condition, as of the date of this Sub-Sublease. Landlord, First Potomac, and InforMax acknowledge and agree that the 11th Floor Premises contain 18,095 rentable square feet.

3. Rent. Commencing on July 1, 2005 (the “Rent Commencement Date”), First Potomac covenants and agrees to pay to InforMax as rent for the 11th Floor Premises:

3.1 Base Rental. A base rental of Four Hundred Seventy Thousand Four Hundred Seventy Dollars ($470,470) per annum (“Base Rental”) payable in equal monthly installments of monthly base rent in the amount of Thirty-Nine Thousand Two Hundred Five and 83/100 Dollars ($39,205.83) (“Monthly Base Rental”). First Potomac shall pay the first monthly installment of Base Rental upon execution and delivery of this Sub-Sublease. First Potomac shall pay the remaining monthly installments of Base Rental in advance without prior demand, and without deduction, abatement, recoupment or set-off of any kind, upon the first (1st) day of each calendar month throughout the Term. On the first (1st) day of the second Sub-Sublease Year, and on the first (1st) day of each Sub-Sublease Year thereafter during the Term, the Base Rental (then in effect) shall be increased by four percent (4%). The table below summarizes the increases in the Base Rental and Monthly Base Rent:

Sub-Sublease Year	Base Rental	Monthly Base Rental
1 (7.1. 05 to 6.30.06)	$470,470.00 ($26.00/sf)	$39,205.83

2 (7. 1.06 to 6.30.07)	$489,288.80 ($27.04/sf)	$40,774.07

3 (7.1. 07 to 6.30.08)	$508,831.40 ($28.12/sf)	$42,402.62

4 (7. 1.08 to 6.30.09)	$529,278.75 ($29.25/sf)	$44,106.56

5 (7. 1.09 to 6.30.10)	$583,382.80 ($32.24/sf)	$48,615.23

6 (7. 1.10 to 6.30.11)	$606,725.35 ($33.53/sf)	$50,560.45

7 (7.1. 11 to 6.30.12)	$630,972.65 ($34.87/sf)	$52,581.05

8 (7.1. 12 to 10.30.12)	N/A ($36.27/sf)	$54,692.14

Base Rent during the Term shall be calculated based on 18,095 rentable square feet, notwithstanding any remeasurement of the 11th floor and/or the Building.

3.2 Additional Base Rental. First Potomac shall pay to InforMax, on demand, additional base rental (“Additional Base Rental”), consisting of the following:

3.2.1 Nine and twelve one hundredths percent (9.12%) (“First Potomac’s Share", the ratio of the rentable area of the 11th Floor Premises to the rentable area of the Building) of any increases in Expenses (as defined in Sections l.B(ll) and 4.E of the Lease, excluding the charges for heating and air conditioning paid by First Potomac pursuant to Section 9.1 below) during each calendar year beginning January 2006, over the Expenses for calendar year 2005 (the “Expense Base Year"), which Expense increases shall be billed by InforMax and payable by First Potomac in the same manner as set forth in Section 4.D of the Lease. Additional Base Rent during the Term shall be calculated based on 18,095 rentable square feet in the 11th Floor Premises, notwithstanding any remeasurement of the 11th floor and/or the Building.

3.2.2 First Potomac’s Share of any increases in Taxes (as defined in Section 4.E(7) of the Lease) during each tax year beginning January 2006 over the Taxes for calendar year 2005 (the “Tax Base Year"), which Tax increases shall be billed by InforMax and payable by First Potomac in the same manner as set forth in Section 4.D of the Lease.

3.2.3 First Potomac’s Share of any increases in the charges for electricity supplied to the Building (exclusive of charges for electricity consumption that is separately metered or submetered and payable directly by subtenants pursuant to their subleases) during each calendar year beginning January 2006, over the charges for electricity supplied to the Building (exclusive of charges for electricity consumption that is separately metered or submetered and payable directly by subtenants pursuant to their subleases) for calendar year 2005, which electric charge increases shall be billed by InforMax and payable by First Potomac in the same manner as set forth in Section 4.D of the Lease.

3.2.4 Beginning January 2006, First Potomac’s Share of all taxes (if any) passed through by Landlord to the tenants of the Building pursuant to Section 4.G of the Lease.

3.2.5 The actual cost to InforMax of heating and air conditioning supplied to the 11th Floor Premises after normal Building operating hours at First Potomac’s request, pursuant to Section 9.1 below, which amounts shall be payable by First Potomac to InforMax within ten (10) days after delivery to First Potomac of a bill therefor.

3.2.6 Any other payment (other than Base Rental) required to be paid by First Potomac to InforMax under the terms of this Sub-Sublease.

In the event of a default in the payment of Additional Base Rental, Sublandlord shall have the same remedies as for a default in payment of Base Rental.

3.3 Payment of Rent. Payment of Base Rental and Additional Base Rental (collectively “Rent") shall be paid in lawful money of the United States to InforMax at the address designated in Section 17 hereof, or as otherwise designated from time to time by written notice from InforMax to First Potomac. The obligation to pay Rent hereunder is independent of every other covenant and agreement contained in this Sub-Sublease.

3.4 Late Payment. All Rent not paid when due shall bear interest beginning on the fifth (5th) day after the date due until paid at the rate of fifteen percent (15%) per annum or the highest legal rate, whichever is lower (the “Maximum Rate” for purposes of this Sub-Sublease and the Lease). If First Potomac fails to pay any installment of Rent within five (5) days from the date when due and payable hereunder (or the date of notice thereof, in the case of non-regularly scheduled payments of Additional Base Rental), a late payment charge in the amount of five percent (5%) of the overdue installment shall be due and payable immediately by First Potomac to InforMax, as Additional Base Rental.

4. Permitted Use; Access Cards. First Potomac shall use and occupy the 11th Floor Premises for general office purposes only, and for no other use or purpose whatsoever. InforMax shall, at First Potomac’s sole cost and expense as Additional Base Rental, provide a monitored card or key access system (along with 50 access cards or keys to the Building, the parking garage, and the elevators) in accordance with the terms and conditions of the Lease. If First Potomac desires additional access cards or keys, it shall pay the cost thereof as Additional Rent. First Potomac shall pay for any monitoring costs associated with such access system.

5. Incorporation of Lease. Except as herein otherwise expressly provided, all of the terms of the InforMax Sublease and the Lease as they pertain to the 11th Floor Premises are hereby incorporated into and made a part of this Sub-Sublease as if stated at length herein, and First Potomac accepts this Sub-Sublease subject to, and hereby, during the Term of this Sub-Sublease, assumes all of the terms, covenants, conditions and agreements contained in the Lease and the InforMax Sublease with respect to the 11th Floor Premises, to be performed by InforMax thereunder. The parties hereto agree that subject to the provisions of this Sub-Sublease, wherever the words “Premises” or words of similar import appear in the Lease and the InforMax Sublease, the same shall be deemed to mean the 11th Floor Premises and wherever the words “Landlord” (or “Sublandlord”) and “Tenant” (or “Subtenant”) appear in the Lease or the InforMax Sublease, the words shall be deemed to refer to InforMax and First Potomac respectively, so that, subject to the provisions of this Sub-Sublease and with respect only to the 11th Floor Premises, InforMax shall have the rights and powers of the Landlord under the Lease and Sublandlord under the InforMax Sublease, and First Potomac shall have and does hereby agree to be bound by and accept all the rights, powers, duties and obligations of the Tenant under the Lease and Subtenant under the InforMax Sublease; provided, however, that notwithstanding the foregoing, InforMax shall have no obligation to perform or furnish any of the work, services, repairs, or maintenance undertaken to be made by Landlord under the Lease or Sublandlord under the InforMax Sublease, or any other term, covenant, or condition required to be performed by Landlord under the Lease or Sublandlord under the InforMax Sublease. First Potomac covenants and agrees that it shall do nothing that shall have the effect of creating a breach of any of the terms, covenants, and conditions of the Lease or the InforMax Sublease. If Landlord shall fail or refuse to comply with any of the respective provisions of the Lease or the InforMax Sublease (respectively), InforMax shall have no liability on account of any such failure or refusal, but Landlord and InforMax acknowledge and agree that First Potomac shall have the right to enforce directly Landlord’s obligations under the Lease. First Potomac may communicate directly with Landlord and/or its management agent with respect to day-to-day matters within the scope of services provided by Landlord to, and for use and occupancy of, the 11th Floor Premises under the terms of the Lease. InforMax hereby agrees to cooperate with and execute, all at First Potomac’s expense, all instruments and supply information reasonably required by First Potomac to enforce such compliance (including the assertion of such rights against the Landlord under the Lease). First Potomac hereby agrees to indemnify and hold InforMax harmless of and from any and all damages, liabilities, obligations, costs, claims, losses, demands, and expenses, including reasonable attorneys’ fees, which may be incurred by InforMax in or as a result of such cooperation and execution, unless caused by the negligence or willful misconduct of InforMax. In amplification and not in limitation of the foregoing and without any allowance to First Potomac or other reduction or adjustment of Rent, InforMax shall not be responsible for furnishing electrical, elevator, heating, air conditioning, cleaning, window washing, or other services, nor for any maintenance or repairs in or to the 11th Floor Premises or the Building of which it is a part or to any of the facilities or equipment therein.

The following sections of the Lease shall not be applicable to this Sub-Sublease: 1B(20), 1B(21), 1B(25), 1B(26), 1B(32), 1B(34), 1B(35), 1B(37) and 1B(38) (Basic Lease Information; Definitions); 3 (Term); 4A, 4B, 4C, 4F, 4H, 41, 4J and 4K (Rent); 6 (Storage Space); 9 (Graphics); the last three sentences of 10A, the last sentence of 10B and the first sentence of 10C (Repairs and Alterations); 11A and the first two sentences of 11B (Electrical Services); 13A (Assignment and Subletting); 15 (Indemnity); 16A and 16D (Tenant’s Insurance); the last sentence of ISA, 18B and 18C (Landlord’s Insurance); 28 (Construction of the Premises); the second, third and fourth paragraphs of 30 (Subordination); 34 (Access to Roof); 37 (Parking Garage); the last sentence of 38 (Access); 39 (Option to Extend); 40 (Expansion Space); 41F, 411, 410 and 41P (Miscellaneous); 42 (Right of First Offer); Exhibit D (Commencement Letter); Exhibit E (Outline and Location of Storage Space); Exhibit G (Schedule of Base Building Plans and Specifications); Exhibit H (Form of Guaranty); Exhibit I (Title Insurance Policy and Commitment on Property); Exhibit J (Construction Schedule); Exhibit K (Schedule of Base Rental); Exhibit L (Schedule of Insurance Deductibles); and Exhibit M (Work Letter). The following provisions of the InforMax Sublease shall not be applicable to this Sub-Sublease: Sections l(b) and l(c), Sections 2(b) through 2(g), 3(a) (Base Rental), 3(b) (Additional Base Rental), 10(b) through 10(d), 20 (Brokerage Fees), 22 (Security Deposit), 23 (Subtenant’s Roof Use), 24 (Right of First Opportunity), 27 (Non-Disturbance Agreement), and 28 (Quiet Enjoyment) and the exhibit captioned “Extension Option Agreement.”

6. Transmittal of Notices and Demands. InforMax shall promptly transmit to Landlord any notice or demand received from First Potomac and shall promptly transmit to First Potomac any notice or demand received from Landlord. First Potomac shall promptly transmit to InforMax any notice or demand received from Landlord or any other party relating to the 11th Floor Premises.

7. Consent to Certain Acts. In any case where the provisions of the Lease, the InforMax Sublease, or this Sub-Sublease require the consent or approval of Landlord or InforMax prior to the taking of any action, it shall be a condition precedent to the taking of such action that the prior consent or approval of Landlord and InforMax shall have been obtained. First Potomac agrees that InforMax shall not have any duty or responsibility with respect to obtaining the consent or approval of Landlord when the same is required under the terms of the Lease or the InforMax Sublease, other than the transmission by InforMax to Landlord of First Potomac’s request for such consent or approval. Landlord and InforMax agree that First Potomac may contact Landlord directly in the event Landlord’s approval or consent is required as long as First Potomac contemporaneously notifies InforMax that First Potomac is contacting Landlord and keeps InforMax reasonably apprised of the status of such approval or consent.

8. InforMax’s Right to Cure First Potomac’s Default; First Potomac’s Right to Cure InforMax’s Default, (i) First Potomac shall not do or suffer or permit anything to be done that would cause the Lease or InforMax Sublease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved or vested in Landlord or by law or in equity. If First Potomac shall default beyond the expiration of any applicable cure period in the performance of any of its obligations under this Sub-Sublease, under the InforMax Sublease, or under the Lease, InforMax, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of First Potomac upon prior notice. If

InforMax makes any expenditures or incurs any obligation for the payment of money in connection therewith, such sums paid or obligations incurred shall be deemed to be Additional Rent hereunder and shall be paid to InforMax by First Potomac on demand.

(ii) InforMax shall not do or suffer or permit anything to be done that would cause the Lease or InforMax Sublease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved or vested in Landlord or by law or in equity based on an uncured default by Informax under the Lease or InforMax Sublease. If InforMax shall default beyond the expiration of any applicable cure period in the performance of any of its obligations under this Sub-Sublease, under the InforMax Sublease, or under the Lease, First Potomac without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of InforMax upon at least seven (7) days’ prior written notice. If First Potomac makes any expenditures or incurs any obligation for the payment of money in connection therewith, such sums paid or obligations incurred (all of which sums shall be reasonable, direct out of pocket expenses paid by First Potomac) shall be paid to First Potomac by InforMax on demand.

9. Utilities.

9.1 Overtime Heating and Air Conditioning. Should First Potomac require heating or cooling services beyond the Normal Business Hours for the Building stipulated in Section 1B(23) of the Lease, First Potomac may request that Landlord furnish such additional service at the then-prevailing hourly rate, by written or telephonic notice delivered to Landlord at the office of the Building during Normal Business Hours, at least two (2) hours in advance of the beginning of the period of time for which such usage is requested. InforMax shall have no liability or responsibility for furnishing such heating or cooling services beyond the Normal Business Hours for the Building.

9.2 Excessive Electrical Use. If InforMax believes (a) that the 11th Floor Premises, and portion thereof, or any electrical equipment or machinery therein, is consuming or will consume electricity in excess of 1.5 watts per square foot for lighting (exclusive of the electric power needed for the Building MEP systems) and/or 5 watts per square foot for receptacles (exclusive of the electric power needed for the Building MEP systems), or (b) that the 11th Floor Premises, and portion thereof, or any electrical equipment or machinery therein, is consuming or will consume electricity for significantly more hours per week than is standard for normal office use, then InforMax may require that the 11th Floor Premises or such portion thereof or such equipment or machinery therein be separately metered or submetered for electricity consumption. The cost of any such meters and of installation, maintenance and repair thereof shall be paid by First Potomac as Additional Rent. First Potomac shall pay InforMax or Landlord (or the utility company, if direct service is provided by the utility company), promptly upon demand therefor, for all such electricity consumption as shown by such meters, at the rates charged for such service by the local public utility company.

10. Assignment of Sub-Sublease; Sub-Sub-Subletting.

10.1 First Potomac shall not assign (except to the surviving entity of a transaction in which First Potomac or First Potomac Realty Investment Limited Partnership is a party as long as such transaction is for a good business purpose and not principally for the purpose of transferring this Sub-Sublease, the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the surviving entity is not less than the net worth (as determined in accordance with GAAP) of First Potomac as of the date of First Potomac’s most current quarterly or annual financial statements, and such surviving entity shall agree in writing to assume all of the terms, covenants and conditions of this Sub-Sublease arising after the effective date of the assignment), mortgage or encumber this Sub-Sublease, nor sub-sub-sublet, nor suffer or permit the 11th Floor Premises or any part thereof to be used by others (any of which events is hereinafter and in the Lease referred to as a “Transfer”), except with the prior written consent of InforMax, which consent shall not be unreasonably withheld or delayed, except as otherwise set forth in Section 10.2. Any attempted Transfer in violation of this provision shall be void. In no event shall any Transfer relieve First Potomac of its liability and responsibility to InforMax under this Sub-Sublease or Landlord under either the InforMax Sublease or under the Lease (as the case may be) in the absence of any express written agreement with InforMax or Landlord, as the case may be, to that effect.

10.2 First Potomac shall pay to InforMax monthly fifty percent (50%) of any Net Profits (as defined below) received by First Potomac in connection with a Transfer. “Net Profits” means the excess of the rent and/or all other sums collected by First Potomac under or in connection with such sub-sub-sublease over and above the Rent payable by First Potomac to InforMax under this Sub-Sublease for the space covered by such sub-sub-sublease (which shall be the pro rata portion of the total Rent payable hereunder) and the direct, out of pocket costs incurred by First Potomac in performing alterations or leasehold improvements for the sub-sub-subtenant and the leasing commissions paid, and rental abatement granted, by First Potomac in connection with such sub-sub-sublease.

11. Alterations to 11th Floor Premises. First Potomac covenants at all times during the Term not to make any structural alterations or any material non-structural alterations or additions to the 11th Floor Premises of any nature whatsoever without the prior written consent of InforMax and Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed for nonstructural, interior alterations. If First Potomac obtains InforMax’s and Landlord’s consent and all necessary governmental approvals and permits, First Potomac shall have the right to make such alterations at First Potomac’s sole expense. All alterations and additions made by First Potomac to the 11th Floor Premises shall remain upon the 11th Floor Premises and be surrendered with the 11th Floor Premises at the expiration of the Term without disturbance, molestation or injury, unless otherwise specified by InforMax or Landlord. Landlord acknowledges that the leasehold improvements described on Exhibit C attached hereto as a part hereof (“Initial Leasehold Improvements”) may be made to the 11th Floor Premises by First Potomac and that neither First Potomac nor InforMax shall be required to remove such alterations at the end of the Term. The Initial Leasehold Improvements consist of two phases: Phase 1 will be completed at the outset of the Term and Phase II will be completed at a later date. Should InforMax or Landlord elect, at the time of consenting to alterations or additions to be made by First Potomac on the 11th Floor Premises other than the Initial Leasehold Improvements (“Subsequent Alterations”), that the Subsequent Alterations be removed on the expiration of the Term, First Potomac agrees that InforMax or Landlord shall have the right to cause same to be removed at First Potomac’s sole cost and expense; provided, however, that so long as the Subsequent Alterations are consistent in all material respects with the tenor, scope, and nature of the Initial Leasehold Improvements, neither Landlord nor InforMax shall have the right to require First Potomac to remove such Subsequent Alterations on the expiration of the Term. First Potomac agrees to reimburse InforMax or Landlord as Additional Rent for the cost and expense of such removal and repairing any damage resulting therefrom.

12. Signage.

12.1 Directory and Suite Entrance Signs. First Potomac shall have the right to display its name and, subject to Landlord’s approval, the names often (10) of its officers, on the Building directory in the size and style or lettering used by InforMax. First Potomac may display its name and logo on the corridor wall adjacent to the 11th Floor Premises, subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed and at First Potomac’s expense. At the expiration or earlier termination of the Term, First Potomac shall remove such name and logo at its sole cost and expense and in a good and workmanlike manner.

12.2 Consent Required. No sign, advertisement, or notice shall be inscribed, painted, affixed, or displayed on any part of the outside or the inside of the Building, or inside of the 11th Floor Premises where it may be visible from outside or from the public areas of the Building, except with the prior written consent of InforMax and Landlord, which consent may be granted or withheld in their sole and absolute subjective discretion, and then only in such location, number, size, color, and style as is authorized by InforMax and Landlord. If any such sign, advertisement, or notice is exhibited without first obtaining written consent from InforMax and Landlord, InforMax shall have the right to remove same, and First Potomac shall be liable for any expenses (all of which shall be deemed Additional Rent) incurred by InforMax in connection with such removal.

13. Indemnity. Except for the grossly negligent or willful acts or omissions of Landlord and its and their respective members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s), and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties"), or of InforMax, and its affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “InforMax Related Parties"), First Potomac shall indemnify, defend, and hold Landlord, the Landlord Related Parties, InforMax and the InforMax Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses (collectively, “Claims"), including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by law), which may be imposed on, incurred by, or asserted against Landlord, any of the Landlord Related Parties, InforMax or any of the InforMax Related Parties that (a) arise from or in connection with the possession, occupancy, management, repair, maintenance, or control of the 11th Floor Premises, or any portion thereof, by First Potomac or any party claiming by, through or under First Potomac, or (b) arise from or in connection with any act or omission by First Potomac or any party claiming by, through or under First Potomac in the Limited Common Areas of the Building (defined, for purposes of this Sub-Sublease, the InforMax Sublease, and the Lease, notwithstanding anything to the contrary in the Lease or the InforMax Sublease, as those areas of the Building provided for the common use or benefit of InforMax, First Potomac, the other tenants of the Building and Landlord, such as corridors, elevator foyers, restrooms, lobby areas, loading docks and other similar facilities) including, to the extent applicable under this paragraph, all such Claims resulting by reason of any injury or death to persons or damage to property, or (c) arise from or in connection with any act or omission of First Potomac or any of its transferees, agents, servants, contractors, employees, customers, licensees or invitees, or (d) result from any failure on the part of First Potomac to perform or comply with any of the covenants, agreements, terms, or conditions contained in the Lease, the InforMax Sublease, or this Sub-Sublease with which First Potomac must comply or perform, or (e) arise from injury or death to persons or damage to property sustained in the 11th Floor Premises or any other space leased to First Potomac in the Building. In case any action or proceeding is brought against Landlord, any of the Landlord Related Parties, InforMax or any of the InforMax Related Parties by reason of any of the foregoing, First Potomac shall, at First Potomac’s sole cost and expense, resist and defend such action or proceeding with counsel approved by Landlord and InforMax, or at Landlord’s and InforMax’s option, reimburse Landlord and InforMax for the cost of any counsel directly retained by Landlord and InforMax to defend and resist such action or proceeding.

14. First Potomac’s Insurance. At all times commencing on the date First Potomac or its agents, employees, or contractors enter the 11th Floor Premises for any purpose, First Potomac shall carry and maintain, at its sole cost and expense:

14.1 Commercial General Liability Insurance applicable to the 11th Floor Premises, providing, on an occurrence basis, a minimum combined single limit of Two Million Dollars ($2,000,000), with a contractual liability endorsement covering First Potomac’s indemnity obligations under this Sub-Sublease, the InforMax Sublease, and the Lease.

14.2 All Risk of Physical Loss Insurance written at replacement cost value and with a replacement cost endorsement covering all of First Potomac’s property hi the 11th Floor Premises.

14.3 Workers’ Compensation Insurance as required by Maryland in amounts as may be required by applicable statute, and Employers’ Liability Coverage of One Million Dollars ($1,000,000) per occurrence.

14.4 Whenever Landlord requires InforMax to obtain additional insurance coverage or different types of insurance pursuant to the Lease or the InforMax Sublease, First Potomac shall, on request, obtain such insurance at First Potomac’s expense and provide InforMax with evidence thereof.

The requirements of Section 16C of the Lease shall apply to all insurance that First Potomac is required to maintain pursuant to the terms of this Sub-Sublease.

15. Eminent Domain, Loss by Casualty. In the event of any taking by eminent domain or damage by fire or other casualty to the 11th Floor Premises thereby rendering the 11th Floor Premises wholly or in part untenantable, First Potomac shall acquiesce in and be bound by any action taken by or agreement entered into between Landlord and InforMax with respect thereto; provided, however, in the event InforMax is not required to pay all or any portion of its Rent under the InforMax Sublease pursuant to such agreement, First Potomac shall not be required to pay all or a proportionate amount of its Rent under this Sub-Sublease.

16. Default.

16.1 Events of Default. In addition to the events of default set forth in Section 22 of the Lease (which are hereinafter incorporated by reference), the following event shall be deemed to be events of default (“Events of Default”) under this Sub-Sublease:

(i) A Transfer in violation of Section 10;

(ii) First Potomac’s abandonment of the 11th Floor Premises for more than thirty (30) consecutive days; or

(iii) InforMax’s failure or refusal to comply with any of its obligations under the InforMax Sublease or this Sub-Sublease and such failure or refusal is not cured within five (5) days with respect to a monetary default, and ten (10) business days, with respect to a non-monetary default, of its receipt of notice of such default from First Potomac and such failure or refusal is not attributable, in whole or in part, to any breach or default by First Potomac of its obligations under this Sub-Sublease; provided, however, that with respect to non-monetary defaults, if InforMax initiates curative action within such ten (10) business day period, InforMax shall have such additional time as may be necessary to cure such failure as long as InforMax is diligently pursuing the cure to completion.

16.2 Remedies.

(i) If this Sub-Sublease or First Potomac’s right to possession of the 11th Floor Premises is terminated by InforMax because of an event of default by First Potomac, InforMax shall have all of the remedies set forth in Section 23 of the Lease for a defaulting tenant.

(ii) If this Sub-Sublease is terminated by First Potomac because of an Event of Default by InforMax under Section 16.1(iii) above (which termination shall be made by First Potomac, if at all, within ninety (90) days after the date of the Event of Default), InforMax shall immediately return the Security Deposit to First Potomac and First Potomac shall have no further obligations or liabilities under this Sub-Sublease.

17. Notice and Demands. All notices or demands under this Sub-Sublease shall be in writing and shall be sent by overnight courier service (such as Federal Express), or certified mail, return receipt requested, or hand delivered, to the following addresses or such other address as either of the parties may designate by written notice:

If to InforMax: InforMa	x, Inc.

With concurrent copies to:	c/o Mr. Troy W. Gardner Director, Global Real Estate and Equipment Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008 John A. Cottingham, Esquire

Vice President, General Counsel, and Secretary Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008

and

Kevin L. Shepherd, Esquire Venable LLP 1800 Mercantile Bank & Trust Building Two Hopkins Plaza Baltimore, Maryland 21201-2978

If to First Potomac:	First Potomac Realty Trust

Attn: Mr. Timothy Zulick Suite 310 7200 Wisconsin Avenue Bethesda, Maryland 20814

With a concurrent copy to:	First Potomac Realty Trust

Attn: Joel Bonder, General Counsel Suite 310 7200 Wisconsin Avenue Bethesda, Maryland 20814

If to Landlord:	Bethesda Place II Limited Partnership

c/o Polinger, Shannon & Luchs Company Attn: Mr. Arnold Polinger Suite 1000 5530 Wisconsin Avenue Chevy Chase, Maryland 20815

All notices hereunder shall be effective when delivered in person or by overnight courier service, as indicated on the receipt obtained by the messenger or overnight delivery service, or three (3) business days after mailing, as the case may be.

18. Surrender of 11th Floor Premises. On the expiration or earlier termination of the Term, First Potomac covenants to quit and surrender to InforMax or

Landlord, as the case may be, the 11th Floor Premises, broom clean, in good order and condition, ordinary wear and tear damage by fire or other casualty excepted, and at First Potomac’s expense to remove all property of First Potomac. Any property not so removed shall be deemed to have been abandoned by First Potomac and may be retained or disposed of at First Potomac’s expense by InforMax or Landlord, as they may desire.

19. Parking. InforMax shall make available to First Potomac parking in the Building parking garage in the same ratio as granted to it by Landlord under the InforMax Sublease. As of the date of this Sub-Sublease, the parking ratio is equal to two (2) parking spaces per one thousand (1,000) rentable square feet of floor space in the 11th Floor Premises; provided, however, that if First Potomac does not commence using all such parking spaces within ninety (90) days of the Rent Commencement Date, or ceases using all such parking spaces at any time thereafter, First Potomac shall thereafter have the right to use the unused parking spaces allocated to First Potomac only to the extent there are then unused parking spaces in the Building parking garage. For each month during the Term, First Potomac shall pay to InforMax, as Additional Rent for the use of such parking spaces, an amount equal to the product obtained by multiplying: (a) the number of parking spaces utilized by First Potomac in this Section, by (b) the market rent for each such space, as determined from time to time by Landlord, InforMax, and/or the garage operator. No specific parking spaces shall be designated for use by First Potomac. First Potomac acknowledges that Landlord has the right to institute either a valet or self-parking system.

20. Brokerage Fees. The parties hereto represent and warrant to each other that they have not dealt with any broker other than Newmark of Washington, D.C. LLC (“Newmark”). InforMax shall pay Newmark a brokerage commission pursuant to a separate agreement between InforMax and Newmark in connection with this Sub-Sublease. Each party hereto agrees to indemnify, defend, and hold the other party harmless against any claim, liability, or expense (including, but not limited to, reasonable attorneys’ fees) for a commission by any broker, arising by reason of a breach by the indemnifying party of the foregoing representation and warranty.

21. Authority to Execute Lease. Each of First Potomac and InforMax represents and warrants that this Sub-Sublease has been duly authorized, executed, and delivered by and on behalf of such party and constitutes the valid and binding agreement of such party in accordance with the terms hereof.

22. Security Deposit. Simultaneously with the execution and delivery of this Sub-Sublease, First Potomac will deposit with InforMax cash or a Letter of Credit (as defined below) in an amount equal to Thirty-Nine Thousand Two Hundred Five and 83/100 Dollars ($39,205.83) (“Security Deposit”) to secure, in part, First Potomac’s due performance and observance of the obligations, conditions, or agreements of this Sub-Sublease. The Security Deposit, if in the form of cash, will not bear interest while being held by InforMax hereunder. If an Event of Default by First Potomac occurs under this Sub-Sublease, without prejudice to InforMax’s other remedies, InforMax shall apply all or any portion of the Security Deposit to compensate InforMax (whether in whole or in part) for such Event of Default. If any portion of the Security Deposit is so applied and the Event of Default is subsequently cured or waived, First Potomac will be obligated to deposit with InforMax, within fifteen (15) days thereafter, the amount necessary to restore the balance of the Security Deposit to its original amount. If any sale or transfer occurs of InforMax’s interest in this Sub-Sublease, InforMax may transfer the Security Deposit to such purchaser or transferee, in which event Tenant will look solely to the new sub-sublandlord for the return of the Security Deposit and InforMax will thereupon be released from all liability to Tenant for the return of the Security Deposit. The Security Deposit will not be transferable by Tenant to any assignee or subtenant, but will be held and returned directly to Tenant.

In lieu of providing a cash Security Deposit, simultaneously with the execution and delivery of this Sub-Sublease, First Potomac may deliver to InforMax an irrevocable and transferable letter of credit (“Letter of Credit”) running in favor of InforMax, with the Letter of Credit securing First Potomac’s obligations hereunder subject to the terms and conditions set forth in this Section 22. The Letter of Credit shall be issued by a bank acceptable to InforMax in InforMax’s sole but reasonable discretion and under the supervision of the banking commission of the State of Maryland or the Federal Deposit Insurance Corporation. Such issuing bank shall have banking offices at which the Letter of Credit may be drawn upon in the Washington, D.C. metropolitan area. If the credit of the bank that originally issues the Letter of Credit becomes unacceptable to InforMax in InforMax’s sole but reasonable discretion, First Potomac shall substitute another Letter of Credit from a bank that is acceptable to InforMax in InforMax’s sole reasonable discretion. The Letter of Credit shall be irrevocable for the period ending no less than one (1) year after the date of issuance. First Potomac shall renew the Letter of Credit and maintain it for the period ending five (5) days after the later of (a) the date of actual termination of this Sub-Sublease, or (b) the date First Potomac shall have vacated and surrendered the entire Premises to InforMax in accordance with the terms hereof and shall provide that it is automatically renewable for the Term, unless released pursuant to the provisions of this Section or unless the issuing bank delivers a notice of non-renewal no later than thirty (30) days before expiration. If First Potomac fails to renew the Letter of Credit within ten (10) days of its expiration, InforMax may draw on the existing Letter of Credit and maintain the funds as a non-interest-bearing deposit to be returned to First Potomac on receipt by InforMax of a substitute Letter of Credit from First Potomac. The form and terms of the Letter of Credit shall be reasonably acceptable to InforMax and shall provide, among other things, in effect that:

(a) InforMax (“Beneficiary”) shall have the right to draw down an amount up to the then current face amount of the Letter of Credit after an Event of Default by First Potomac on presentation to the issuing bank of InforMax’s own declaration signed or purportedly signed by or on its behalf reading as follows: (a) that the declarant is an officer (or general partner or sole proprietor in the case of a general partnership or sole proprietorship, respectively, or member in the case of a limited liability company) of the Beneficiary on behalf of the Beneficiary; (b) that the declarant has authority to make the declaration on behalf of the Beneficiary; (c) that the declaration is made pursuant to the terms of the Letter of Credit number      ; (d) that an

Event of Default has occurred under the terms of a sub-sublease made between Beneficiary and First Potomac; (e) that the amount of the Event of Default is $     ; and (f) [or in lieu of clauses (d) and (e)} that First Potomac under the terms of a sub-sublease made between Beneficiary and First Potomac has failed to provide a substitute Letter of Credit.

(b) The Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether First Potomac disputes the content of such statement.

(c) In the event of a transfer of InforMax’s interest in the Premises, InforMax shall have the right to transfer the Letter of Credit to the transferee, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Letter of Credit to a new sub-sublandlord. In the event of such a transfer, the provider of the Letter of Credit must be ratified by InforMax by return of a transfer agreement.

(d) If, as a result of any such application of all or any part of the Letter of Credit, the amount secured by the Letter of Credit shall be less than twenty-five percent (25%) of the original amount of the Letter of Credit, First Potomac shall immediately provide InforMax with cash or other immediately available funds, or an additional Letter of Credit that meets the requirements of this Section, to cover the deficiency, or restore the amount available to be drawn under the Letter of Credit to the amount required herein on written notice from InforMax to First Potomac.

(e) First Potomac shall not assign or encumber the Letter of Credit or any part thereof and that neither InforMax nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

(f) Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than as provided for herein, or the issuing bank notifies InforMax that it shall not renew the Letter of Credit, InforMax will accept a renewal thereof or substitute Letter of Credit (such renewal or substitute Letter of Credit to be in effect not later than thirty (30) days before the expiration thereof), which renewal or substitute Letter of Credit shall be irrevocable and automatically renewable, and issued by a bank meeting the requirements of this Section, for the entire period provided for in this Section, on substantially the same terms as the expiring Letter of Credit or such other terms as may be acceptable to InforMax. However, (i) if the Letter of Credit is not timely renewed or a substitute Letter of Credit is not timely received, or (ii) if First Potomac fails to maintain the Letter of Credit in the amount and terms set forth in this Section, then, at least thirty (30) days before the expiration of the Letter of Credit, or immediately on First Potomac’s failure to comply with every term of this Section, First Potomac shall deposit with InforMax cash security in the amounts required by, and to be held subject to the terms of this Section, failing which InforMax may present such Letter of Credit to the bank, in accordance with the terms of this Section, and the entire sum secured thereby shall be paid to InforMax as a substitute Security Deposit, to be held by InforMax in the manner provided for in this Section.

23. Consent of Landlord. The written consent of Landlord to this Sub-Sublease is required under the terms of the InforMax Sublease and the Lease, and neither party hereto shall be bound hereby until such consent is fully executed and delivered among the parties. This Sub-Sublease is contingent, in its entirety, upon InforMax’s obtaining Landlord’s consent to this Sub-Sublease. If such consent has not been obtained within thirty (30) days after execution and delivery of this Sub-Sublease by InforMax and First Potomac, then either party may terminate this Sub-Sublease by written notice to the other given before such consent is obtained. In the event of such termination, InforMax shall promptly return any Security Deposit and advance rental payment theretofore paid by First Potomac, and the parties shall thereupon be relieved of any liability hereunder. On the execution and delivery hereof, InforMax will promptly submit this Sub-Sublease to Landlord for its consent. First Potomac shall promptly deliver to InforMax any information reasonably requested by Landlord (in connection with its approval of this Sub-Sublease) for the nature and operation of First Potomac’s business and/or the financial condition of First Potomac.

24. Quiet Enjoyment. So long as First Potomac shall observe and perform all of the covenants and agreements binding on it hereunder and subject to the operation and effect of the Informax Sublease and the Lease, First Potomac shall at all times during the Term hereof peacefully and quietly have and enjoy possession of the 11th Floor Premises without hindrance by InforMax and Landlord.

25. Miscellaneous.

25.1 No Offer. Submission of this instrument for examination shall not constitute a reservation of or option for the 11th Floor Premises or in any manner bind InforMax and no obligation on InforMax shall arise until this instrument is signed and delivered by InforMax and First Potomac.

25.2 No Partnership. Nothing contained in this Sub-Sublease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer, or any association between InforMax and First Potomac, it being expressly understood and agreed that neither the method of computation of Base Rental nor any other provisions contained in this Sub-Sublease nor any act of the parties hereto shall be deemed to create any relationship between InforMax and First Potomac other than the relationship of landlord and tenant.

25.3 Time of the Essence. Time is of the essence of this Sub-Sublease and of each provision hereof.

25.4 Separability. The legal invalidity of any provision of this Sub-Sublease shall not impair or affect in any manner the validity, enforceability, or effect of the rest of this Sub-Sublease.

25.5 Counterparts. This Sub-Sublease may be executed in several counterparts, all of which shall constitute one and the same document.

25.6 Merger. All understandings and agreements, oral or written, heretofore made between the parties hereto are merged in this Sub-Sublease, which alone fully and completely expresses the agreement between InforMax and First Potomac.

25.7 Estoppel Certificate. Within fifteen (15) days after InforMax’s request, First Potomac shall execute, acknowledge, and deliver to InforMax a written statement certifying: (a) that none of the terms or provisions of this Sub-Sublease have been changed (or if they have been changed, stating how they have been changed); (b)that this Sub-Sublease has not been canceled or terminated; (c) the last date of payment of the Base Rental and other charges and the time period covered by such payment; (d) that, to the best of First Potomac’s knowledge, InforMax is not in default under this Sub-Sublease (or if InforMax is claimed to be in default, setting forth such default in reasonable detail), and (e) any other reasonably verifiable information regarding this Sub-Sublease as requested by InforMax.

25.8 Governing Law. This Sub-Sublease and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with Maryland law.

25.9 WAIVER OF JURY TRIAL. INFORMAX AND FIRST POTOMAC HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY ARISING OUT OF OR IN ANY WAY RELATED TO THIS SUB-SUBLEASE. IT IS UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS. THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY INFORMAX AND FIRST POTOMAC, AND EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. INFORMAX AND FIRST POTOMAC ACKNOWLEDGE AND AGREE THAT THIS PROVISION IS A SPECIFIC AND MATERIAL ASPECT OF THIS SUB-SUBLEASE. INFORMAX AND FIRST POTOMAC EACH REPRESENT THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS SUB-SUBLEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, AND THAT IT HAS HAD AN OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

IN WITNESS WHEREOF, the parties hereto have duly executed this Sub-Sublease the day and year first above written.

WITNESS:	INFORMAX, INC.
By:

Name:

Title:

WITNESS:	FIRST POTOMAC REALTY TRUST

By:

Name:

Title:

JOINDER BY LANDLORD

Landlord hereby joins in the execution of this Sub-Sublease for the purposes of evidencing its acknowledgement and consent to the terms and conditions of this Sub-Sublease and it acknowledgment of its agreements and obligations under this Sub-Sublease:

WITNESS: Bethesda Place II Limited Partnership

By: 7626 Wisconsin Corp., its general partner

By:
Name:
Title:

EXHIBIT A

Lease

EXHIBIT B

InforMax Sublease
EXHIBIT C
INITIAL LEASEHOLD IMPROVEMENTS

[FIRST POTOMAC TO PROVIDE]

EXHIBIT B
INITIAL LEASEHOLD IMPROVEMENTS